Exhibit 99.1

For Immediate Release:	February 16, 2012

Home BancShares, Inc. and Centennial Bank Announce

Acquisition of Vision Bank Branch Locations

Conway, AR – Centennial Bank (“Centennial”), a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB), announced today the completion of its acquisition of all of the banking locations of Vision Bank (“Vision”), a Florida state-chartered bank and wholly owned subsidiary of the publicly traded Park National Corporation (“Park”), pursuant to a previously announced purchase and assumption agreement, dated November 16, 2011, between Home BancShares, Centennial, Park and Vision. Upon the closing of the acquisition on February 16, 2012, Centennial purchased loans with an unpaid principal balance of approximately $354 million and assumed deposit liabilities of approximately $520 million from Vision for a purchase price of approximately $27.9 million.

At the time of the acquisition, Vision operated a total of 17 banking locations in the Gulf Coast communities of Baldwin County, Alabama and the Florida Panhandle, including its main office located in Panama City, Florida. The Vision branch locations were sold as “clean” bank branches. As such, Centennial purchased only the performing loans and the related other assets of Vision, while Park retained Vision’s non-accrual loans, including all loans past due 90 days or more. All deposits and the related other liabilities were assumed by Centennial.

“We had a great 2011, and we are very excited about starting 2012 with this acquisition,” said John W. Allison, Chairman of Home BancShares. “This is an ideal fit for us, as we expand our footprint from Baldwin County, Alabama to Tallahassee, Florida, and look forward to serving our customers and communities throughout this area,” added Allison.

Until Centennial and Vision convert to a single operating system—anticipated to occur in April 2012, Centennial and Vision customers should continue to do business at their current Centennial or Vision branches. Customers of both banks, however, can now use Centennial and Vision ATMs free of charge.

“We are excited to be joining forces with Centennial Bank and introducing them to Baldwin County,” said Diane Anderson, Centennial Bank market president in Alabama. “Our name will change, but our experienced team of local bankers will continue to provide our customers with the exceptional community focused service they have come to know and expect,” added Anderson.

“We are looking forward to being a part of the Centennial Bank team,” stated Joey Ginn, Centennial Bank market president of the new Centennial Bank locations in Florida. “Our customers will immediately see the benefits of these acquisitions with more locations, additional products and services and a team of experienced and dedicated bankers to service their needs,” said Ginn.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Including the acquisition, Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, the Florida Panhandle and south Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

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FOR MORE INFORMATION CONTACT:

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	Tracy M. French

Chief Accounting Officer &	Florida Regional President

Investor Relations Officer	(501) 605-2936

(501) 328-4770